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                                   EXHIBIT 5
             [AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. LETTERHEAD]

February 26, 2001

AdvancePCS
5212 North O'Connor Boulevard
Suite 1600
Irving, Texas 75039

        Re: AdvancePCS Registration Statement Form S-3

Ladies and Gentlemen:

     We have acted as counsel to AdvancePCS, a Delaware corporation (the "COMPANY"), in connection with the registration, pursuant to a registration statement on Form S-3, as may be amended (the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "ACT"), of the offering and sale by the selling stockholder listed in the Registration Statement (the "SELLING STOCKHOLDER") of up to 6,250,000 shares (the "SHARES") of the Company's common stock, par value $.01 per share ("COMMON STOCK"), sold pursuant to the terms of an underwriting agreement to be executed by the Company, the Selling Stockholder and Merrill Lynch, Pierce, Fenner & Smith, Inc., on behalf of itself, Bank of America Securities LLC, Credit Suisse First Boston Corporation, JP Morgan Securities Inc., CIBC World Markets Corp., and the Robinson-Humphrey Company LLC (collectively, the "UNDERWRITERS").

     We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Shares, when issued to the Selling Stockholder in accordance with the terms of the Company's Second Amended and Restated Certificate of Incorporation, will be duly authorized, validly issued and fully paid and non-assessable.

     The opinions and other matters in this letter are qualified in their entirety and subject to the following:

          A. We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions ("LAWS") of (i) the General Corporation Law of the State of Delaware and (ii) the Federal Laws of the United States of America.

          B. This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        AKIN, GUMP, STRAUSS, HAUER & FELD,
                                        L.L.P.